184974487.1 63819-0002/145512918.1 TEEKAY TANKERS LTD. Insider Trading Policy To: All Employees, Officers, Directors and Consultants of Teekay Tankers Ltd.

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 2 184974487.1 CONTENTS Insider Trading Policy ............................................................................................................. 4 Background ........................................................................................................................ 4 Penalties for Noncompliance .............................................................................................. 4 Civil and Criminal Penalties ....................................................................................... 4 Controlling Person Liability ........................................................................................ 4 Company Sanctions .................................................................................................. 5 Scope of Policy .................................................................................................................. 5 Persons Covered ....................................................................................................... 5 Companies Covered .................................................................................................. 5 Transactions Covered................................................................................................ 5 Statement of Policy ............................................................................................................ 6 No Trading on Inside Information ............................................................................... 5 No Tipping ................................................................................................................. 6 No Exception for Hardship ......................................................................................... 6 Blackout and Pre-Clearance Procedures ................................................................... 6 Definition of Material Nonpublic Information ....................................................................... 6 Material Information ................................................................................................... 6 Nonpublic Information ................................................................................................ 7 Additional Guidance ........................................................................................................... 7 Short Sales ................................................................................................................ 7 Publicly Traded Options ............................................................................................. 7 Standing Orders ........................................................................................................ 7 Margin Accounts and Pledges ................................................................................... 8 Post-Termination Transactions ........................................................................................... 8 Unauthorized Disclosure .................................................................................................... 8 Personal Responsibility ...................................................................................................... 8 Company Assistance .......................................................................................................... 9 Addendum To Insider Trading Policy .................................................................................. 10 Pre-clearance Procedures ................................................................................................ 10

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 3 184974487.1 Blackout Procedures ........................................................................................................ 10 Quarterly Blackout Periods ...................................................................................... 11 Interim Earnings Guidance and Event-Specific Blackouts ........................................ 11 Exception for Approved 10b5-1 Plans .............................................................................. 11 Hedging Transactions ...................................................................................................... 12 Post-Termination Transactions ......................................................................................... 12 Company Assistance ........................................................................................................ 12 Certification ...................................................................................................................... 13 Schedule A ............................................................................................................................. 14 Covered Persons ............................................................................................................. 14 Form of Event-Specific Blackout Letter ............................................................................... 15 Certification ........................................................................................................................... 16

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 4 184974487.1 INSIDER TRADING POLICY Background The Board of Directors of Teekay Tankers Ltd. (together with its subsidiaries, the "Company") has adopted this Insider Trading Policy for directors, officers, employees and consultants of the Company with respect to the trading of the Company's securities, as well as the securities of publicly-traded companies with whom we have a business relationship. United States federal securities laws prohibit the purchase or sale of a company's securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission ("SEC") and the New York Stock Exchange investigate and are effective at detecting insider trading. The SEC pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of securities. This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company's reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the Company’s General Counsel or Chief Financial Officer. Penalties for Noncompliance Civil and Criminal Penalties Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to US$5 million, and (3) civil fines of up to three times the profit gained, or loss avoided. Controlling Person Liability If the Company fails to take appropriate steps to prevent illegal insider trading, it may have "controlling person" liability for a trading violation, with civil penalties of up to the greater of approximately US$2.3 million (subject to adjustment for inflation) and three times the profit gained or loss avoided, as well as a criminal penalty of up to US$25 million. The civil penalties can extend personal liability to the Company's directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 5 184974487.1 Company Sanctions Failure to comply with this policy may also subject you to sanctions imposed by the Company, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law. Scope of Policy Persons Covered As a director, officer, employee or consultant of the Company or its subsidiaries, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). In addition, this policy applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts. You are responsible for making sure that the purchase or sale of any security covered by this policy by any such person or entity complies with this policy. Companies Covered The prohibition on insider trading in this policy is not limited to trading in the Company's securities. It includes trading in the securities of Teekay Corporation Ltd. ("TKC”), and other firms with whom we have a business relationship, such as customers or suppliers of the Company, and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms. Transactions Covered Trading includes purchases and sales of common shares, derivative securities such as put and call options and convertible debentures, and debt securities (e.g. debentures, bonds and notes). Trading also includes certain transactions under Company plans, including the Company's Equity Incentive Plans. This policy's trading restrictions generally do not apply to the exercise of a stock option or the vesting of restricted stock units, including with respect to any common shares withheld by the Company to satisfy tax withholding requirements on the exercise of a stock option or on the vesting of restricted stock units (if such common share withholding is permitted by the Company). The trading restrictions do apply, however, to any market sale of the underlying common shares or to a cashless exercise of an option through a broker, as this entails selling a portion of the underlying shares to cover the costs of exercise. Trading does not include bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities when the donor is aware of material nonpublic information, such as a donation of securities to a tax-exempt charitable organization.

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 6 184974487.1 Statement of Policy No Trading on Inside Information You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with or provision of services to the Company. No Tipping You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading. No Exception for Hardship The existence of a personal financial emergency does not excuse you from compliance with this policy. Blackout and Pre-Clearance Procedures To help prevent inadvertent violations of the United States federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company's Board of Directors has adopted an Addendum to Insider Trading Policy that applies to directors and executive officers of the Company and TKC, and certain designated employees and consultants of the Company and its subsidiaries or TKC who have access to material nonpublic information about the Company. The Company will notify you if you are subject to the addendum. The addendum generally prohibits persons covered by it from trading in the Company's securities during quarterly blackout periods (beginning on the last business day of the last month of a quarter and ending after the second full business day following the release of the Company's earnings for that quarter). Directors and executive officers of the Company and TKC also may be subject to certain event-specific blackouts and must pre-clear all transactions in securities of the Company and TKC. Definition of Material Nonpublic Information Note that inside information has two important elements--materiality and public availability. Material Information Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 7 184974487.1  Projections of future earnings or losses or other earnings guidance.  Earnings that are inconsistent with the consensus expectations of the investment community.  A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.  A change in management.  Major events regarding the Company's securities, including the declaration of a stock split or the offering of additional securities.  Severe financial liquidity problems.  Actual or threatened major litigation, or the resolution of such litigation.  New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.  A significant cybersecurity risk or incident involving the Company. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Nonpublic Information Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its "nonpublic" status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until after the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday. If you are unsure whether information has been made “public”, you must seek guidance in advance of trading. Additional Guidance The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company's securities or in other transactions in the Company's securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance: Short Sales You may not engage in short sales of the Company's securities (sales of securities that are not then owned), including a "sale against the box" (a sale with delayed delivery).

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 8 184974487.1 Publicly Traded Options You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Standing Orders Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. Margin Accounts and Pledges Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You are responsible for ensuring that any such sale does not violate this Insider Trading Policy. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding Company securities in a margin account or pledging Company securities as collateral for a loan. Post-Termination Transactions This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material. Unauthorized Disclosure Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or provision of services to the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation. The timing and nature of the Company's disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company, and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company's behalf only through authorized individuals. Please consult with the Company’s Vice President, People and Culture for more details regarding the Company's policy on speaking to the media, financial analysts, and investors. Personal Responsibility

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 9 184974487.1 You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, the Company may take disciplinary action, including dismissal for cause. Company Assistance Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the General Counsel or Chief Financial Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences. APPROVED: March, 2026

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 10 184974487.1 ADDENDUM TO INSIDER TRADING POLICY To: Directors, Executive Officers and Designated Employees and Consultants of Teekay Tankers Ltd. Re: Addendum to Insider Trading Policy - Pre-clearance and Blackout Procedures To help prevent inadvertent violations of the United States federal securities laws and to avoid even the appearance of trading on inside information, the Board of Directors of Teekay Tankers Ltd. (together with its subsidiaries, the "Company") has adopted this Addendum to Insider Trading Policy. This addendum applies to directors, executive officers and certain designated employees and consultants of the Company ("covered persons") who have access to material nonpublic information about the Company. The positions of the covered persons subject to this addendum are listed on the attached Schedule A. The Company may from time to time designate other individuals or positions that are subject to this addendum and will amend Schedule A from time to time as necessary to reflect such changes. Effective March 18, 2026, directors and executive officers of the Company (as defined for purposes of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are also required to report their transactions in the Company’s securities to the SEC in compliance with the requirements of Section 16(a) of the Exchange Act, including the two-day Form 4 filing requirement. This addendum is in addition to and supplements the Company's Insider Trading Policy. Pre-clearance Procedures The directors and executive officers of the Company are covered by the following pre-clearance procedures. Directors and executive officers, together with their family members and other members of their household, may not engage in any transaction involving securities of the Company or Teekay Corporation Ltd. (including any equity plan transaction such as an option exercise, or a gift, loan, pledge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the General Counsel or the Chief Financial Officer (each, the "compliance officer"). A request for pre-clearance should be submitted to the compliance officer at least two business days in advance of the proposed transaction. The compliance officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. The compliance officer himself or herself may not trade in Company securities unless the other compliance officer has approved the trade(s) in accordance with the procedures set forth in this addendum. Blackout Procedures All directors and executive officers of the Company and other covered persons are subject to the following blackout procedures:

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 11 184974487.1 Quarterly Blackout Periods The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company's securities (including securities of Teekay Corporation Ltd.) during the period beginning at the close of business, New York time, on the last business day of the last month in each calendar quarter (i.e. March, June, September and December) and ending on the opening of business, New York time, on the third business day following the public release of the Company's earnings for that quarter. Persons subject to these quarterly blackout periods include the persons currently listed on Schedule A attached to this addendum and all other persons who are informed by a compliance officer that they are subject to the quarterly blackout periods. Interim Earnings Guidance and Event-Specific Blackouts The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives of the Company. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the pre-clearance procedures, may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, the compliance officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of a compliance officer to designate a person as being subject to an event- specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information. Even if a blackout period is not in effect, at no time may you trade in Company or Teekay Corporation Ltd. securities if you are aware of material nonpublic information about the Company or Teekay Corporation Ltd. Exception for Approved 10b5-1 Plans Trades by covered persons in the Company's securities that are executed pursuant to an approved 10b5- 1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under the United States federal

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 12 184974487.1 securities laws for trading plans that meet certain requirements. A 10b5-1 plan may not be adopted during a blackout period and may only be adopted when the person adopting the 10b5-1 plan is not aware of any material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Each 10b5-1 plan must include a cooling-off period before trading can commence that, for directors and executive officers, ends on the later of 90 days after the adoption of the 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC report on Form 6-K or Form 20 F for the fiscal quarter in which the 10b5-1 plan was adopted (but in any event, the required cooling- off period is subject to a maximum of 120 days after adoption of the 10b5-1 plan), and for persons other than directors or executive officers, 30 days following the adoption or modification of a 10b5-1 plan. A person may not enter into overlapping 10b5-1 plans (subject to certain exceptions) and may only enter into one 10b5-1 plan that covers only a single trade during any 12-month period (subject to certain exceptions). Directors and executive officers must include a representation in their 10b5-1 plans certifying that: they are not aware of any material nonpublic information; and they are adopting the 10b5- 1 plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a 10b5-1 plan must act in good faith with respect to that 10b5-1 plan. The Company requires that all 10b5-1 plans be approved in writing in advance by a compliance officer. Hedging Transactions Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company's securities and limit or eliminate your ability to profit from an increase in the value of the Company's securities. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Company securities. Post-Termination Transactions If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company's securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Company securities upon the expiration of any "blackout period" that is applicable to your transactions at the time of your termination of employment or services. Company Assistance Your compliance with this addendum and the Company's Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the compliance officer.

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 13 184974487.1 Certification All directors, officers and other employees and consultants of the Company subject to the procedures set forth in this addendum must certify their understanding of, and intent to comply with, the Company's Insider Trading Policy and this addendum on the form attached to this addendum.

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 14 184974487.1 SCHEDULE A Covered Persons  All Directors of Teekay Tankers Ltd. (the “Company”)  The Chief Executive Officer of the Company  The Chief Financial Officer of the Company  The General Counsel of the Company  Any executive officer of the Company as determined by the Company’s Chief Executive Officer from time to time.  All those persons in the Company or its subsidiaries’ accounting, finance, treasury, tax, information technology or leadership teams specifically designated as “covered persons” by the Chief Financial Officer of the Company.  All Executive Assistants of those persons in the positions listed above.  All persons in the same positions at Teekay Corporation Ltd.

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 15 184974487.1 FORM OF EVENT-SPECIFIC BLACKOUT LETTER [Click here to enter a date] CONFIDENTIAL Dear [Name]: Until further notice, you may not trade in any securities of Teekay Tankers Ltd., as described under "Scope of Policy—Transactions Covered" in the Teekay Tankers Ltd. Insider Trading Policy previously delivered to you. You also may not inform anyone else of these restrictions on trading. These restrictions on trading do not generally apply to the exercise of stock options granted to you by Teekay Tankers Ltd. However, a sale of shares received from an option exercise (e.g., through a broker- assisted cashless exercise) is subject to the restrictions. Very truly yours, [Name of Compliance Officer]

TEEKAY TANKERS LTD. – INSIDER TRADING POLICY 16 184974487.1 TEEKAY TANKERS LTD. ADDENDUM TO INSIDER TRADING POLICY — PRE-CLEARANCE AND BLACKOUT PROCEDURES CERTIFICATION To Teekay Tankers Ltd.: I, (name), have received and read a copy of the Teekay Tankers Ltd. Insider Trading Policy and the Addendum to Insider Trading Policy regarding pre-clearance and blackout procedures. I hereby agree to comply with the specific requirements of the policy and the addendum in all respects during my employment or other service relationship with Teekay Tankers Ltd. I understand that my failure to comply in all respects with the policy and the addendum is a basis for termination for cause of my employment or other service relationship with Teekay Tankers Ltd. (Signature) (Date)